Exhibit 99.1

Bion Addresses Recent Market Activity

February 12, 2026. Billings, Montana. Bion Environmental Technologies, Inc. (OTC QB: BNET), a leader in advanced organic fertilizers produced from manure and other organic waste, issued the following statement regarding recent market activity.

On Sunday, February 6, 2026, Hackett Advisors published its Agricultural Smart Money Insiders Report that included a link to a video podcast with Craig Scott, Bion’s CEO. On Monday, it was released on their social media channels. Hackett Advisors provides subscription-based “commodity market analysis for hedgers and investors,” and was not compensated for the podcast. Here is a Link to the Podcast.

Craig Scott said, “I enjoyed speaking with Shawn Hackett. He is uniquely qualified to appreciate our circular and profit-driven solution for biogas/RNG producers that simultaneously generates our high-value organic nitrogen fertilizers. As stated in the podcast, we agree that while Bion is speculative and still faces real challenges, we’ve overcome a lot of them and are moving forward.”

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About Bion

Bion’s patented Ammonia Recovery System (ARS) produces advanced organic and low-carbon soluble nitrogen fertilizers from the problematic ammonia released when biogas is generated from animal manure and other organic waste streams, including food and food & beverage processing. Recovering this valuable resource, instead of allowing it to escape to the environment, prevents air and water pollution, produces clean water for reuse or discharge, and improves the economics of organic farming and biogas and livestock production. Bion’s platform aligns with global trends toward circular economy models and low-carbon and low-impact fuels and agriculture. https://bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words and phrases ‘moving forward’, and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities Act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes. Potential investors are urged to carefully review Bion’s SEC filings, including its Forms 10-K and 10-Q and the Risk Factors therein.

Contact Information:

Craig Scott, CEO

cscott@bionenviro.com

(406) 281-8178 (direct)